                            Home Federal Savings Bank
                          EXCESS BENEFIT PLAN AGREEMENT

       THIS AGREEMENT is made this first day of April,  2001, by and between
Home Federal  Savings Bank, a federal savings bank located in Seymour, Indiana
(the "Company") and JOHN K. KEACH, JR. (the "Executive").

                                  INTRODUCTION

       It is the consensus of the Board of Directors that the Executive's services to the Company have been of exceptional merit and have constituted a valuable contribution to the general welfare of the Company.

       Because of the Executive's importance to the Company, he is highly compensated. Under the Company's qualified retirement programs, the Executive's benefits are reduced because of Internal Revenue Code limitations on benefits payable to highly compensated employees. For this reason, the Board of Directors desires to provide the Executive with an additional benefit to encourage the
Executive to continue his employment with the Company. Such benefit shall be for the purpose of providing the Executive with the full pension benefits that he would otherwise be entitled to without regard to any existing governmental regulations.

                                    AGREEMENT

       The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

       Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1      "Code" means the Internal Revenue Code of 1986, as amended.

1.2      "Corporation" means Home Federal Bancorp.

1.3      "Pension Plan" means the qualified defined benefit retirement plan sponsored by the Company.

1.4      "Salary" means the lesser of:

(a)                the Executive's basic annual salary as of each January
                   1st, exclusive of special payments such as bonuses or fees, but including any salary reductions made in accordance with
                   Sections 125 or 401(k) of the Code, or
(b)                $295,500; provided, however, that the $295,500 amount
                   described in subparagraph (b) shall be adjusted each January
                   1, beginning January 1, 2002, to an amount determined by
                   multiplying the dollar amount in effect on the calendar day immediately preceding the January 1 adjustment date by 104%;
                   provided, further, that under no circumstances shall such
                   amount described in subparagraph (b) exceed $553,466.

1.5      "Termination for Cause" See Section 5.2.

1.6  "Termination of Employment" means that the Executive ceases to be employed by the Company or the Corporation for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the
Executive or the date of the Executive's Termination of Employment, the Company
shall have the sole and absolute right to decide the dispute.

                                    Article 2
                                Lifetime Benefits

       2.1  Retirement Benefit. Upon Termination of Employment on or after the date of execution of this Agreement for reasons other than Termination for
Cause, the Company shall pay to the Executive the benefit described in this
Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1  Amount of Benefit. The Supplemental Benefit payable under this
       Section 2.1 in the form of a straight life annuity over the lifetime of the Executive only, commencing at age 65 or, if later, on the first calendar day of the month coinciding with or next following the month during which the Executive terminates his employment with the Company, shall be a monthly amount equal to the amount, if any, by which:

(a)                   the monthly amount of the Pension Plan benefit to
                      which the Executive would have been entitled under the
                      Pension Plan if such benefit (1) was determined by
                      substituting the definition of Salary used in this Plan
                      for the definition used by the Pension Plan and (2) was
                      not computed by giving effect to the following:

(1)      the limitation on benefits on tax qualified retirement plans imposed by application of Section 415 of the Code,

(2)      the limitations imposed by Treas. Reg.ss.1.401(a)(4)-1 through Treas.
         Reg.ss.1.401(a)(4)-13; and

(3)      the limitations due to insufficient funding upon termination of the
         Company Pension Plan;

      exceeds

(b)                    the monthly amount of the Pension Plan benefit
                      actually payable to the Executive under the Pension Plan
                      or, in the case of the termination of the Pension Plan and if greater, the amount of the benefit guaranteed by the
                      Pension Benefit Guaranty Corporation under Section 4022 of the Employee Retirement Income Security Act of 1974, as
                      amended.

2.1.2   Payment of Benefit. The Company shall pay the annual benefit to the Executive in equal monthly installments payable on the first day of each month commencing with the month following the Executive's
       Termination of Employment (but not before age 55) and continuing for the
       Executive's life. If the Executive elects an optional form of benefit under the Pension Plan, the Executive's payments shall be actuarially adjusted; provided, however, that if payments commence before Executive reaches age 65, the monthly amount payable shall be reduced to reflect early commencement in the same manner the payments would be reduced if paid under the Pension Plan.

                                    Article 3
                                 Death Benefits

       3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall mirror the death benefit provided by the Pension Plan.

3.1.1    Amount of Benefit.  The benefit under this section 3.1 is the lesser of:

(a)      the amount by which three times the Executive's last 12 month's Salary exceeds the amount paid by the Pension Plan, or

                      (b)  $1,086,534.

              3.1.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary in the form elected in Schedule A attached to this
       Agreement. If monthly installments are elected, payments shall be actuarially determined.

       3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary based on the form of Pension Plan payment elected by the Executive.

                                    Article 4
                                  Beneficiaries

       4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation.
However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

       4.2  Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the
Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

       5.1 Excess  Parachute or Golden  Parachute  Payment.  Notwithstanding
any  provision of this  Agreement  to the  contrary,  the Company  shall not pay any benefit  under this  Agreement to the extent the benefit  would be a prohibited  golden  parachute  payment pursuant to 12 C.F.R.ss.359.2 and for which the appropriate  federal banking agency has not given written consent to pay pursuant to 12 C.F.R.ss.359.4.

                                    Article 6
                          Claims and Review Procedures

       6.1  Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the
Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

       6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the
Claimant believes, entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the
Claimant (or counsel) shall have the right to review the pertinent documents.
The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 7
                           Amendments and Termination

       This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, except as provided in Article 5.

                                    Article 8
                                  Miscellaneous

       8.1    Binding Effect. This Agreement shall bind the Executive and the
Company, and their beneficiaries,  survivors,  executors, successors, administrators and transferees.

       8.2  No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

       8.3  Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

       8.4    Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits  provided under this Agreement.

       8.5    Applicable Law. The Agreement and all rights  hereunder shall be governed by the laws of the State of Indiana,  except to the extent preempted by the laws of the United States of America.

       8.6  Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this
Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

       8.7  Recovery of Estate Taxes.  If the Executive's gross
estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the
Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

8.8  Entire Agreement.  This Agreement  constitutes the entire agreement between the Company and the Executive as to the subject  matter  hereof.  No rights are granted to the Executive by virtue of this  Agreement  other than those specifically set forth herein.

8.9  Administration.  The Company shall have powers which are necessary to administer this  Agreement,  including but not limited to:

8.9.1   Interpreting the provisions of the Agreement;
8.9.2  Establishing and revising the method of accounting for the Agreement; 8.9.3 Maintaining a record of benefit payments; and 8.9.4
Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

       IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                          COMPANY:
                                                    Home Federal Savings Bank

/s/ John K. Keach, Jr.                              By  /s/ Lawrence E. Welker
----------------------------------                   --------------------------
John K. Keach, Jr.                                  Title  EVP/CFO
                                                    ---------------------------

         By execution hereof, Home Federal Bancorp consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST:                                              CORPORATION:
                                                     Home Federal Bancorp

/s/Linda K. Scheidt                                By  /s/ Lawrence E. Welker
---------------------                               --------------------------
Ass't. Secretary                                   Title  EVP/CFO
                                                   ---------------------------